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                    FEDERAL COMMUNICATIONS COMMISSION GRANTS
                       SPECIAL TEMPORARY AUTHORIZATION TO
                     LIBERTY MEDIA AND ASCENT ENTERTAINMENT

DENVER, March 2 -- Liberty Media Corporation (NYSE: LMG.A, LMG.B) and Ascent Entertainment Group, Inc. (Nasdaq: GOAL) announced today that the Federal Communications Commission ("FCC") has granted their request for a Special Temporary Authorization ("STA") regarding the FCC licenses held by Ascent Entertainment. The STA, which will expire on June 1, 2000, unless renewed or extended, permits Liberty Media to consummate its tender offer for the shares of Ascent Entertainment which commenced Tuesday, February 29, 2000, and to operate the licensed facilities on a temporary basis pending the FCC's review of a "long form" application for approval of the transfer of control, which was filed on February 25, 2000.

The FCC's action satisfies the FCC-related condition described in Liberty Media's offering materials, which are being mailed to Ascent stockholders. The tender offer remains subject to other conditions described in such offering materials.

Requests for copies of the offering materials and questions about the tender offer can be directed to D.F. King & Co., Inc. the Information Agent for the tender offer, at (888) 242-8153.